                           Exhibit 2.1










      =====================================================

                  AGREEMENT AND PLAN OF MERGER

                            BETWEEN

                COMMUNITY NATIONAL BANCORP, INC.

                              AND

                 COMMUNITY NATIONAL CORPORATION
              COMMUNITY NATIONAL BANK OF TENNESSEE

      ====================================================



                  DATED AS OF DECEMBER 2, 1999

                     TABLE OF CONTENTS

                                                         PAGE
                                                         ----

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . .1

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE I. MERGER. . . . . . . . . . . . . . . . . . . . .5

1.1   THE MERGER . . . . . . . . . . . . . . . . . . . . .5
1.2   THE EFFECTIVE DATE6. . . . . . . . . . . . . . . . .6

ARTICLE II. CONSIDERATION. . . . . . . . . . . . . . . . .6

2.1   EFFECT ON COMPANY COMMON STOCK . . . . . . . . . . .6
2.2   EXCHANGE PROCEDURES. . . . . . . . . . . . . . . . .6
2.3   EFFECT ON NEWCO COMMON STOCK   . . . . . . . . . . .7

ARTICLE III. ACTIONS PENDING CONSUMMATION. . . . . . . . .7

3.1   CAPITAL STOCK. . . . . . . . . . . . . . . . . . . .7
3.2   DIVIDENDS, ETC . . . . . . . . . . . . . . . . . . .7
3.3   INDEBTEDNESS; LIABILITIES; ETC . . . . . . . . . . .7
3.4   LINE OF BUSINESS; OPERATING PROCEDURES; ETC. . . . .7
3.5   LIENS AND ENCUMBRANCES . . . . . . . . . . . . . . .7
3.6   COMPENSATION; EMPLOYMENT AGREEMENTS; ETC . . . . . .8
3.7   BENEFIT PLANS. . . . . . . . . . . . . . . . . . . .8
3.8   CONTINUANCE OF BUSINESS. . . . . . . . . . . . . . .8
3.9   AMENDMENTS . . . . . . . . . . . . . . . . . . . . .8
3.10  CLAIMS . . . . . . . . . . . . . . . . . . . . . . .8
3.11  CONTRACTS. . . . . . . . . . . . . . . . . . . . . .8
3.12  LOANS. . . . . . . . . . . . . . . . . . . . . . . .8
3.13  TRANSACTION EXPENSES . . . . . . . . . . . . . . . .8

ARTICLE IV. REPRESENTATIONS AND WARRANTIES . . . . . . . .8

4.1   THE COMPANY AND THE BANK REPRESENTATIONS AND
       WARRANTIES. . . . . . . . . . . . . . . . . . . . .8
4.2   NEWCO REPRESENTATIONS AND WARRANTIES . . . . . . . 17

ARTICLE V. COVENANTS . . . . . . . . . . . . . . . . . . 18

5.1   BEST EFFORTS . . . . . . . . . . . . . . . . . . . 18
5.2   THE PROXY. . . . . . . . . . . . . . . . . . . . . 18

5.3   OFFERING DOCUMENT. . . . . . . . . . . . . . . . . 18
5.4   PRESS RELEASES . . . . . . . . . . . . . . . . . . 19
5.5   ACCESS; INFORMATION19
5.6   TERMINATION FEE. . . . . . . . . . . . . . . . . . 19
5.7   REGULATORY APPLICATIONS. . . . . . . . . . . . . . 21
5.8   BLUE-SKY FILINGS . . . . . . . . . . . . . . . . . 21
5.9   [RESERVED] . . . . . . . . . . . . . . . . . . . . 21
5.10  STATE TAKEOVER LAW . . . . . . . . . . . . . . . . 21
5.11  NO RIGHTS TRIGGERED. . . . . . . . . . . . . . . . 21
5.12  INDEMNIFICATION. . . . . . . . . . . . . . . . . . 21
5.13  CURRENT INFORMATION. . . . . . . . . . . . . . . . 23
5.14  FINANCIAL COMMITMENT . . . . . . . . . . . . . . . 23

ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER . . 23

6.1   CONDITIONS TO EACH PARTY'S OBLIGATIONS . . . . . . 23
6.2   CONDITIONS TO OBLIGATIONS OF NEWCO . . . . . . . . 23
6.3   CONDITIONS TO OBLIGATIONS OF COMPANY AND
       THE BANK. . . . . . . . . . . . . . . . . . . . . 24

ARTICLE VII. TERMINATION . . . . . . . . . . . . . . . . 25

7.1   GROUNDS FOR TERMINATION. . . . . . . . . . . . . . 25
7.2   CONSEQUENCES OF TERMINATION. . . . . . . . . . . . 25

ARTICLE VIII. OTHER MATTERS. . . . . . . . . . . . . . . 25

8.1   SURVIVAL . . . . . . . . . . . . . . . . . . . . . 25
8.2   WAIVER; AMENDMENT. . . . . . . . . . . . . . . . . 26
8.3   COUNTERPARTS . . . . . . . . . . . . . . . . . . . 26
8.4   GOVERNING LAW. . . . . . . . . . . . . . . . . . . 26
8.5   EXPENSES . . . . . . . . . . . . . . . . . . . . . 26
8.6   CONFIDENTIALITY. . . . . . . . . . . . . . . . . . 26
8.7   NOTICES. . . . . . . . . . . . . . . . . . . . . . 26
8.8   ENTIRE UNDERSTANDING; NO THIRD PARTY
       BENEFICIARIES . . . . . . . . . . . . . . . . . . 27
8.9   HEADINGS . . . . . . . . . . . . . . . . . . . . . 27

EXHIBITS
--------

Exhibit A    Approval by Directors of Community National
             Corporation
Exhibit B    Director's Agreement
Exhibit C    [Reserved]
Exhibit D    Legal Opinion of Baker, Donelson, Bearman &
             Caldwell
Exhibit E    [Reserved]
Exhibit F    Legal Opinion of Gerrish & McCreary, P.C.

                    AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of the 2nd day of December, 1999 (the "Plan" or "Agreement"), between COMMUNITY NATIONAL CORPORATION (the "Company"), COMMUNITY NATIONAL BANK OF TENNESSEE (the "Bank"), and COMMUNITY NATIONAL BANCORP, INC. ("NEWCO").

                      RECITALS

   (A)  THE COMPANY.   The Company is a company duly organized,
        -----------
existing, and in good standing under the laws of the State of Tennessee, with its principal executive offices located in Lexington, Tennessee. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, the Company has 8,000,000 authorized shares of common stock, $1.00 par value per share ("Company Common Stock"), of which 712,877 shares of Company Common Stock are issued and outstanding; and 2,000,000 authorized shares of preferred stock none of which are outstanding. There are no director or employee stock options outstanding.

   (B)  THE BANK.  The Bank is a national banking association
        ---------
duly organized and existing under the laws of the United States of America, with its principal executive offices located in Lexington, Tennessee. As of the date of this Plan, the Bank has 100,000 authorized shares of common stock, $1.00 par value per share ("Bank Common Stock") (no other class of capital stock being authorized), of which 100,000 shares of Bank Common Stock are issued and outstanding. All of the issued and outstanding shares of Bank Common Stock are owned by the Company, the sole shareholder of the Bank.

   (C)  NEWCO.  NEWCO is a corporation duly organized,
        -----
existing and in good standing under the laws of the State of Tennessee, with its principal executive offices located in Lexington, Tennessee. As of the date of this Plan, NEWCO has 1,000,000 authorized shares of common stock, $1.00 par value per share ("NEWCO Common Stock"), of which no shares are issued and outstanding. It is expected that NEWCO will have 123,500 shares of stock outstanding on the date of consummation of the transaction.

   (D)  VOTING AGREEMENT.  As a condition and an inducement
        ----------------
to NEWCO's willingness to enter into this Plan, the directors of the Bank and the Company have entered into an agreement in the form attached to this Plan as Exhibit A, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Company Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below). Additionally, the directors listed in Schedule 6.2(F)have agreed to refrain from competing with the Continuing Corporation (as defined below) and its Subsidiaries as outlined in Exhibit B.

   (E)  RIGHTS, ETC. Except as Previously Disclosed (as
        -----------
defined below) in Schedule 4.1(C) or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan, there are no shares of capital stock of the Company or the Bank authorized and reserved for issuance; neither the Company nor the Bank has any Rights (as defined below) issued or outstanding; and neither the Company nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to the Company Common Stock.

   (F)  APPROVALS. At meetings of the respective Boards of
        ---------
Directors of the Company, the Bank, and NEWCO, each such Board has approved and authorized the execution of this Plan in counterparts.
                             1
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
   In consideration of their mutual promises and obligations, the Parties further agree as follows:

                     DEFINITIONS

     (A)  DEFINITIONS. Capitalized terms used in this Plan
          -----------
have the following meanings:

     "Appraisal Laws" has the meaning assigned to such term in
      --------------
Section 1.1(E).

     "Asset Classification" has the meaning assigned to such
      --------------------
term in Section 4.1(T).

     "Bank" has the  meaning assigned to such term in the first
      ----
paragraph of this Plan.

     "Bank Common Stock" has the meaning assigned to such term
      -----------------
in paragraph (B) of the Recitals.

     "Capital" means capital stock, surplus and retained
      -------
earnings determined in accordance with GAAP.

     "Code" has the meaning assigned to such term in Section
      ----
4.1(Q)(2).

     "Company" has the meaning assigned to such term in the
      -------
first paragraph of this Plan.

     "Company Common Stock" has the meaning assigned to such
      --------------------
term in paragraph (A) of the Recitals.

     "Company Shareholders" means holders of Company Common
      --------------------
Stock.

     "Compensation and Benefit Plans" has the meaning assigned
      ------------------------------
to such term in Section 4.1(Q)(1).

     "Continuing Corporation" has the meaning assigned to such
      ----------------------
term in Section 1.1(A).

     "Derivatives Contract" means an exchange-traded or over-
      --------------------
the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheets of the Company contained in its Regulatory Filings or the NEWCO financial reports, as the case may be, and (2) is a derivative contract (including various combinations of the foregoing).

     "Dissenting Shares" means the shares of Company Common
      -----------------
Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

     "Effective Date" has the meaning assigned to such term in
      --------------
Section 1.2.

     "Environmental Law" means (1) any federal, state, and/or
      -----------------
local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" has the meaning assigned to such term in Section
      -----
4.1(Q)(2).

     "ERISA Affiliate" has the meaning assigned to such term in
      ---------------
Section 4.1(Q)(3).

     "ERISA Plans" has the meaning assigned to such term in
      -----------
Section 4.1(Q)(2).

     "Exception Shares" means shares held by certain identified
      ----------------
Company Shareholders and listed on Schedule 2.1(A), that will retain their shares of Company Common Stock as described in
Section 2.1 rather than exchanging such shares for the Merger
Consideration.

     "Exchange Act" means the Securities Exchange Act of 1934,
      ------------
as amended, together with the rules and regulations promulgated under such statute.

     "FDIC" means the Federal Deposit Insurance Corporation.
      ----

     "Federal Reserve Board" means the Board of Governors of
      ---------------------
the Federal Reserve System.

     "GAAP" means generally accepted accounting principles.
      ----

     "Hazardous Material" means any substance presently listed,
      ------------------
defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "Loan/Fiduciary Property" means any property owned or
      -----------------------
controlled by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds a security or other interest, and where required by the context, includes any such property where the Company or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" means, with respect to any
      -----------------------
Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

     "Meeting" has the meaning assigned to such term in Section
      -------
5.2.

     "Merger" has the meaning assigned to such term in Section
      ------
1.1(A).

     "Merger Consideration" means the aggregate of the cash
      --------------------
paid for the Company shares, other than Exception Shares which shall be retained and not exchanged for cash.

     "Multiemployer Plans" has the meaning assigned to such
      -------------------
term in Section 4.1(Q)(2).

     "NEWCO" has the meaning assigned to such term in the first
      -----
paragraph of the Plan.

     "NEWCO Common Stock" has the meaning assigned to such term
      ------------------
in paragraph (c) of the Recitals.

     "Offering Document" has the meaning assigned to such term
      -----------------
in Section 5.3.

     "OCC" means the Office of the Comptroller of the Currency.
      ---

     "OTS" means the Office of Thrift Supervision.
      ---

     "Participation Facility" means any facility in which the
      ----------------------
Company or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Party" means a party to this Plan.
      -----

     "Pension Plan" has the meaning assigned to such term in
      ------------
Section 4.1(Q)(2).


     "Person" means any individual, corporation (including any
      ------
non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

     "Plan" means this Agreement and Plan of Merger.
      ----

     "Previously Disclosed" with respect to information, means
      --------------------
that the information is provided by a Party in a Schedule that is delivered contemporaneously with the execution of this Plan.

     "Proxy Statement" has the meaning assigned to such term in
      ---------------
Section 5.2.

     "Regulatory Authorities" means federal or state
      ----------------------
governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

     "Regulatory Filings" has the meaning assigned to such term
      ------------------
in Section 4.1(H).

     "Rights" has the meaning assigned to such term in
      ------
paragraph (E) of the Recitals.

     "Securities Act" means the Securities Act of 1933, as
      --------------
amended, together with the rules and regulations promulgated under such statute.

     "SEC" means the Securities and Exchange Commission.
      ---

     "Subsidiary" means, with respect to any entity, each
      ----------
partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

     "Tax Returns" has the meaning assigned to such term in
      -----------
Section 4.1(AA).

     "Taxes" means federal, state, local or foreign income,
      -----
gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties relating to such taxes and any interest charged on those additions or penalties.

     "TBCA" means the Tennessee Business Corporation Act, as
      ----
amended.

     "Third Party" means a person within the meaning of Section
      -----------
3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) the Company or any Subsidiary of the Company, and (2) NEWCO or any Subsidiary of NEWCO.

     (B)  GENERAL INTERPRETATION. Except as otherwise expressly
          ----------------------
provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof", "herein", "hereunder", "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation". Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.


                  ARTICLE I. MERGER

     1.1  THE MERGER. Subject to the provisions of this Plan,
          ----------
on the Effective Date:

          (A)  THE CONTINUING CORPORATION. In accordance with
               --------------------------
the terms of TBCA 48-21-108, NEWCO shall merge into the Company (the "Merger"), the separate existence of NEWCO shall cease and the Company (the "Continuing Corporation") shall survive, and the name of the Continuing Corporation shall be "Community National Corporation".

          (B)  RIGHTS, ETC.  Upon consummation of the Merger,
               -----------
the Continuing Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Merger.

          (C)  LIABILITIES.  The Continuing Corporation shall
               -----------
be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

          (D)  CHARTER; BYLAWS; DIRECTORS; OFFICERS.  The
               ------------------------------------
Charter and Bylaws of the Continuing Corporation shall be those of the Company, as in effect immediately prior to the Merger becoming effective. The directors and officers of NEWCO in office immediately prior to the Merger becoming effective are expected to be the directors and officers of the Continuing Corporation, who shall hold office until such time as their successors are elected and qualified.

          (E)  DISSENTING SHARES.  Notwithstanding anything
               -----------------
to the contrary in this Plan, each Dissenting Shareholder who, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under TBCA 48-23-101 etseq (the "Appraisal Laws") shall not be converted into or represent a right to receive any of the Merger Consideration, but each holder of such Dissenting Shares shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into his or her portion of the Merger Consideration. Each holder of Dissenting Shares who becomes entitled to payment for his Company

Common Stock pursuant to the provisions of the Appraisal laws shall receive payment for such Dissenting Shares from the Company (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal
Laws).

     1.2  EFFECTIVE DATE.  Unless the Parties agree upon
          --------------
another date, the "Effective Date" of the Merger will be the tenth business day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by,
Article VI. A business day is any day other than a Saturday, Sunday or legal holiday in the State of Tennessee. If the Merger is not consummated in accordance with this Plan on or prior to March 31, 2000, the Company or NEWCO may terminate this Plan in accordance with Article VII. On or prior to the Effective Date, NEWCO and the Company shall execute and deliver to the Secretary of State of the State of Tennessee articles of merger in accordance with applicable law.

              ARTICLE II. CONSIDERATION

     2.1  EFFECT ON COMPANY COMMON STOCK.  Subject to the
          ------------------------------
provisions of this Plan, on the Effective Date, by virtue of the
Merger:

          (A)  MERGER CONSIDERATION.  The redemption price
               --------------------
paid by the Continuing Corporation to the holders of Company Common Stock ("Company Shareholders") shall be cash of $14.75 for each share of Company Common Stock (the "Merger Consideration"), except for (i) Exception Shares listed on
Schedule 2.1(A) which shall be retained by such Shareholders or
(ii) Dissenting Shares which shall be entitled to payment under the Appraisal Laws.

All of the issued and outstanding shares of Company Common Stock, other than Dissenting Shares and Exception Shares, shall be converted into the right to receive the Merger Consideration based upon each Company Shareholder's ownership of the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Date. It is expected that approximately 471,173 shares of Company will be acquired for cash as part of this transaction at $14.75 per share, representing aggregate consideration of $6,949,802, and that approximately 241,704 shares of Company, the Exception Shares, will be retained by the shareholders who shall continue as shareholders of the Continuing Corporation.

          (B)  [RESERVED]

          (C)  CANCELLATION OF COMPANY COMMON STOCK.  All
               ------------------------------------
shares of Company Common Stock issued and outstanding immediately prior to the Effective Date other than Exception Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date, and each holder of a certificate or other documentation representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the portion of the cash Merger Consideration applicable to such shares in consideration therefor upon surrender of such certificate or other documentation in accordance with the Plan, without interest, or,
(ii) if applicable, cash in accordance with the Appraisal Laws for Dissenting shares. After the Effective Date, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Date.

          (D)  ANTI-DILUTION.  If prior to the Effective
               -------------
Date, shares of Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or similar transactions, or if a stock dividend shall be declared, appropriate and proportionate adjustment or adjustments will be made in the Merger Consideration.

     2.2  EXCHANGE PROCEDURES.  As promptly as practicable
          -------------------
after the Effective Date, Continuing Corporation shall send or cause to be sent to each former Company Shareholder of record immediately prior to the Effective Date, other than Exception Shares, transmittal materials for use in exchanging such shareholder's certificates for the Merger Consideration set forth in this Article II. The Merger Consideration to be paid by the Continuing Corporation, any check that a shareholder shall be entitled to receive, and any dividends paid on such shares of Company Common Stock for which the record date for determination of shareholders entitled to such dividends is on or before the Effective Date, will be delivered to such shareholder only upon delivery to the Continuing Corporation of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to the Continuing Corporation, in its judgment, if any of such certificates are lost, stolen or destroyed) and documentary evidence satisfactory to the Continuing Corporation of the otherwise valid holding of such shares. No interest will be paid on the Merger Consideration or dividends to which the holder of such shares shall be entitled to receive upon such delivery. The procedures described herein shall not prevent the use of other means of transfer of shareholder certificates including physical delivery of such certificates to the Company's offices, which procedures the parties intend to utilize.

     2.3  EFFECT ON NEWCO COMMON STOCK.  Subject to the
          ----------------------------
provisions of this Plan, on the Effective Date, by virtue of the Merger, each of the 123,500 issued and outstanding NEWCO shares shall be exchanged, on a one-for-one share basis, for shares of Company Common Stock.

      ARTICLE III. ACTIONS PENDING CONSUMMATION

     Unless otherwise agreed to in writing by NEWCO, each of the Company and the Bank shall conduct its business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees identified by NEWCO, and neither the Company nor the Bank, without the prior written consent of NEWCO, will (or cause or allow any of its Subsidiaries to):

     3.1  CAPITAL STOCK.  Except for or as otherwise expressly
          -------------
permitted by this Plan or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company, the Bank or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of options, stock appreciation rights or similar stock-based employee or director compensation rights.

     3.2  DIVIDENDS, ETC.  Except as set forth on Schedule
          --------------
3.2, make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

     3.3  INDEBTEDNESS; LIABILITIES; ETC.  Except as set forth
          ------------------------------
on Schedule 3.3, other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; provided, however, the Company shall incur no indebtedness for borrowed money or engage in any of the actions described in this Section 3.3.

     3.4  LINE OF BUSINESS; OPERATING PROCEDURES; ETC.  Except
          -------------------------------------------
as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.9, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $25,000 individually or $100,000 in the aggregate prior to the Effective Date.

     3.5  LIENS AND ENCUMBRANCES.  Impose, or suffer the
          ----------------------
imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

     3.6  COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.  Except as
          ----------------------------------------
Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any employee benefit (including incentive or bonus payments), except normal individual increases (not exceeding 5% for any employee of Company or Bank whose salary is $25,000 or more) in regular compensation to employees in the ordinary course of business consistent with past practice.

     3.7  BENEFIT PLANS.  Except as Previously Disclosed in
          -------------
Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.8  CONTINUANCE OF BUSINESS.  Dispose of or discontinue
          -----------------------
any portion of its assets, business or properties, that is material to the Company and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to the Company and its Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

     3.9  AMENDMENTS.  Amend its articles of incorporation or
          ----------
bylaws.

     3.10 CLAIMS.  Settle any claim, litigation, action or
          ------
proceeding involving any liability for money damages or restrictions upon the operations of the Company or the Bank.

     3.11 CONTRACTS.  Except as Previously Disclosed on
          ---------
Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

     3.12 LOANS.  Extend credit or account for loans and
          -----
leases other than in accordance with existing lending policies and accounting practices, except that the Bank shall not, without the prior consent of NEWCO's Board of Directors, make any new loan or modify, restructure or renew any existing nonperforming loan (defined as on non-accrual status, or 90 days or more past due) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extension of credit to such Person (or which would be required to be aggregated for loans-to-one-borrower limitations), would be in excess of $75,000 for any new or existing customer as of the date of this Plan, except that (i) single-family residential loans may be made in amounts that would not exceed applicable FHLMC and FNMA limits, and (ii) such limits shall not apply to SBA, FmHA, USDA Rural Development or other governmental or governmental agency guaranteed amounts.

     3.13 TRANSACTION EXPENSES.   Incur expenses in connection
          --------------------
with the transactions contemplated by this Plan that exceed the amounts set forth in Schedule 3.13.

     ARTICLE IV. REPRESENTATIONS AND WARRANTIES

     4.1 THE COMPANY AND THE BANK REPRESENTATIONS AND WARRANTIES
         ------------------------------------------------------
Each of the Company and the Bank hereby represents and warrants to NEWCO as follows:

          (A)  RECITALS.  The facts set forth in Recitals
               --------
(A), (B), and (E) of this Plan with respect to the Company and its Subsidiaries are true and correct.

          (B)  ORGANIZATION, STANDING AND AUTHORITY.  The
               ------------------------------------
Company is duly qualified to do business and is in good standing in the State of Tennessee which is the only state where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. The Bank is duly qualified to do business and validly existing under the laws of the United States and in the State of Tennessee which are the only jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of the Company and its Subsidiaries has in effect all federal, state, local and foreign government authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. The Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Savings Association Insurance Fund of the FDIC.

          (C)  SHARES.  The outstanding shares of the Company
               ------
and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable (except for the application of 12 U.S.C. Section 55 to the shares of Bank Common Stock), and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C) and paragraph (A) of the Recitals, there are no shares of capital stock or other equity securities of the Company or its Subsidiaries outstanding and no outstanding Rights with respect thereto. There are no options of any kind that exist with regard to Company Common Stock.

          (D)  THE COMPANY SUBSIDIARIES.  The Company's sole
               ------------------------
subsidiary is the Bank. The Bank is duly qualified to do business and validly existing under the laws of the United States and in the State of Tennessee which are the only jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by the Company or one of its Subsidiaries are fully paid and nonassessable and are owned by the Company or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Except as Previously Disclosed in
Schedule 4.1(D), the Bank does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E)  CORPORATE POWER.  Each of the Company and its
               ---------------
Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

          (F)  CORPORATE AUTHORITY.  Subject to the receipt
               -------------------
of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of the Company and each of its Subsidiaries that is a Party, and is a valid and binding agreement of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G)  NO DEFAULTS.  Subject to the approval by its
               -----------
shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by the Company and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

          (H)  FINANCIAL REPORTS.  The Company's Annual
               -----------------
Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to becoming registered as a reporting company with the SEC pursuant to the Company's Form 8-A filed as of November 21, 1997 under the Securities Act, or under Section 13(a), 13 (c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively, its "Regulatory Filings") with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in any case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (I)  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as
               ----------------------------------
Previously Disclosed on Schedule 4.1(I), neither the Company nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Regulatory Filings prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1998. Except as Previously Disclosed on Schedule 4.1(I), since December 31, 1998, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

          (J)  NO EVENTS.  Except as Previously Disclosed on
               ---------
Schedule 4.1(J), since December 31, 1998, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Company or the Bank.

          (K)  PROPERTIES.   Except as reserved against in
               ----------
its Regulatory Filings, the Company and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Regulatory Filings as being owned by the Company or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by the Company or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

          (L)  LITIGATION; REGULATORY ACTION.  Except as
               -----------------------------
Previously Disclosed in Schedule 4.1(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither the Company nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, board resolution, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither the Company nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum or understanding, commitment letter or similar submission.

          (M)  COMPLIANCE WITH LAWS.  Except as Previously
               --------------------
Disclosed in Schedule 4.1(M), each of the Company and its
Subsidiaries:

               (1)  has all permits, licenses,
authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

               (2)  has received no notification or
communication from any Regulatory Authority or the staff thereof
(a) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, or (c) requiring any of the Company or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

               (3)  is not required to give prior notice to
any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

               (4)  is in compliance in all material
respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home
Mortgage Disclosure Act.

          (N)  MATERIAL CONTRACTS.  Except as Previously
               ------------------
Disclosed in Schedule 4.1(N), none of the Company or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC. Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and there has not occurred any event in connection with any material contract, agreement or amendment thereto, that with the lapse of time or the giving notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither the Company nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, the Company or any of its subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

          (O)  REPORTS.  Since January 1, 1997, each of the
               -------
Company and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto; that it was required to file with (1) the Department, (2) the OCC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to the Company and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (P)  NO BROKERS.  All negotiation relative to this
               ----------
Plan and the transactions contemplated by this Plan have been carried on by it directly with NEWCO and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

          (Q)  EMPLOYEE BENEFIT PLANS.
               ----------------------

               (1)  Schedule 4.1(Q)(1) contains a complete
list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of the Company and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to NEWCO.

               (2)  All "employee benefit plans" within the
meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and it Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in
Schedule 4.1(Q)(2), each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either
Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

               (3)  No liability under Subtitle C or D of
Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

               (4)  All contributions required to be made
under the terms of any ERISA Plan have been timely made.
Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (5)  Under each Pension Plan which is a
single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liability," within the meaning of Section 4001(1)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

               (6)  Neither the Company nor any of its
subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

               (7)  Except as Previously Disclosed in
Schedule 4.1(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

          (R)  NO KNOWLEDGE.   The Company and its Subsidiaries
               ------------
know of no reason why the regulatory approvals referred to in
Section 6.1 should not be obtained.

          (S)  LABOR AGREEMENTS.   Neither the Company nor
               ----------------
any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (T)  ASSET CLASSIFICATION.  The Company and its
               --------------------
Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and its Subsidiaries that have been classified by it as of September 30, 1999 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of September 30, 1999 by any regulatory examiner as "Other Loans Specially

Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off, paid, or in the reasonable judgment of management no longer warrant classification by the Company or any Subsidiary prior to September 30, 1999 and which have been Previously Disclosed to NEWCO.

          (U)  ALLOWANCE FOR POSSIBLE LOAN LOSSES.  The
               ----------------------------------
allowance for possible loan losses shown on the balance sheet in the June 30, 1999 Bank Financial Reports was, and the allowance for possible loan losses to be shown on subsequent Regulatory Filings and Bank Financial Reports was and will be, adequate in the opinion of the Board of Directors of the Company to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (V)  INSURANCE.  Each of the Company and its
               ---------
Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to the Company, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries. Set forth in Schedule 4.1(V) is a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their respective directors, officers, employees or agents.

          (W)  AFFILIATES.  Except as Previously Disclosed in
               ----------
Schedule 4.1(W), to the best of the Company's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company as that term is used in Rule 144 under the Securities Act.

          (X)  STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION.
               ----------------------------------------------
The Company and its Subsidiaries have taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from, and this Plan and such transactions are exempt from
(1) any applicable state takeover laws and (2) any takeover-related provisions of the Company's and the Bank's articles of association or bylaws.

          (Y)  NO FURTHER ACTION.  The Company and its
               -----------------
Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) or any other action or combination of actions, or any other transaction, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of the Company or any of its Subsidiaries or under any agreement to which the Company or any such Subsidiaries is a party, or (3) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

          (Z)  ENVIRONMENTAL MATTERS.
               ---------------------

               (1)  To the Company's and Bank's knowledge,
the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries.

               (2)  There is no proceeding pending or, to
the Company's knowledge, threatened before any court, governmental agency or board or other forum in which the Company or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

               (3)  There is no proceeding pending or, to
the Company's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Company or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in Schedule 4.1(Z)(3).

               (4)  To the Company's knowledge, there is no
reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

               (5)  To the Company's knowledge, during the
period of (a) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties,
(b) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

               (6) To the Company's knowledge, prior to the period of (a) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties,
(b) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

          (AA) TAX REPORTS.  Except as Previously Disclosed
               -----------
in Schedule 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to the Company or its Subsidiaries, including consolidated federal income tax returns of the Company and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and to the Company's knowledge, such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company or its Subsidiaries, except as reserved against in the Regulatory Filings of the Company, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Company or its Subsidiaries.

          (BB) ACCURACY OF INFORMATION.  The statements with
               -----------------------
respect to the Company and its Subsidiaries contained in this Plan and the Schedules delivered by or on behalf of the Company or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (CC) DERIVATIVES CONTRACTS.  None of the Company or
               ---------------------
its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC).
Schedule 4.1(CC) includes a list of any assets of the Company or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (DD) ACCOUNTING CONTROLS.  Each of the Company and
               -------------------
its subsidiaries has devised and maintained systems of internal controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (EE) COMMITMENTS AND CONTRACTS.  Neither the
               -------------------------
Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

               (1)  except as Previously Disclosed in
Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or any such Subsidiary without any obligation on the part of the Company or any such Subsidiary to make any payment in connection with such termination);

               (2)  except as Previously Disclosed in
Schedule 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

               (3)  except as Previously Disclosed in
Schedule 4.1(EE)(3), any material contract with any affiliate.

          (FF) YEAR 2000 COMPLIANCE.  To the Company's
               --------------------
knowledge, the mission critical computer software operated by it and/or any of its Subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To the Company's knowledge, the costs of adaptations referred to in this clause will not have a Material Adverse Effect with respect to it. Neither the Company nor any of its Subsidiaries has received, nor to its knowledge are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998) or similar notice from any state banking authority. The Company has made available to NEWCO a complete and accurate copy of its and its Subsidiaries' plan, including an estimate of anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000 Project Management Awareness," December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 14, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any of it or its Subsidiaries. Between the date of this Plan and the Effective Date, it shall use commercially reasonable and practicable efforts to implement such Plan.

     4.2  NEWCO REPRESENTATIONS AND WARRANTIES.  NEWCO hereby
          ------------------------------------
represents and warrants to the Company and the Bank as follows:

          (A)  RECITALS.  The facts set forth in the Recitals
               --------
of the Plan with respect to NEWCO are true and correct.

          (B)  ORGANIZATION, STANDING AND AUTHORITY.  NEWCO
               ------------------------------------
is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. NEWCO has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on NEWCO.

          (C)  SHARES.  The outstanding shares of the NEWCO's
               ------
capital stock on the date of consummation will be validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it outstanding and there are no outstanding Rights with respect thereto. It is expected that 123,500 shares of NEWCO Common Stock will be outstanding at the time of consummation of the transaction.

          (D)  CORPORATE POWER.  NEWCO has the corporate
               ---------------
power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

          (E)  CORPORATE AUTHORITY.  This Plan has been
               -------------------
authorized by all necessary corporate action of NEWCO, and the Plan is a valid and binding agreement of NEWCO, enforceable against NEWCO in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (F)  NO DEFAULTS.  Subject to the receipt of
               -----------
approval by its shareholders and the receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of this Plan and the consummation by NEWCO of the transactions contemplated by this Plan do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NEWCO or to which NEWCO or its properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NEWCO, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NEWCO.

          (G)  NO EVENTS.  Except as Previously Disclosed on
               ---------
Schedule 4.2(G), since December 31, 1998, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

          (H)  ACCURACY OF INFORMATION.  The statements with
               -----------------------
respect to NEWCO contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of NEWCO or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (I)  FINANCIAL COMMITMENT.  NEWCO has received a
               --------------------
financial commitment from First Tennessee Bank, National Association, in the form set forth in Schedule 4.2(I), in the amount of up to $6,600,000 to allow the Continuing Corporation to acquire the stock of Company, other than Exception Shares, as contemplated by this Agreement.

          (J)  NEW SUBSCRIPTIONS, STOCK EXCHANGE.  NEWCO has
               ---------------------------------
received cash commitments from certain investors to subscribe for an aggregate of 123,500 shares of NEWCO at $14.75 per share representing aggregate consideration of $1,821,625. All 123,500 NEWCO shares will be exchanged for a like number of Company shares upon consummation of the Merger, except for any dissenting shares.

          (K)  NO BROKERS.  All negotiation relative to this
               ----------
Plan and the transactions contemplated by this Plan have been carried on by it directly with Company and Bank and no action has been taken by NEWCO that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

          (L)  NO KNOWLEDGE.  NEWCO knows of no reason why
               ------------
the regulatory approvals referred to in Section 6.1 should not be obtained.

          (M)  STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION.
               ----------------------------------------------
NEWCO has taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from, and this Plan and such transactions are exempt from (1) any applicable state takeover laws and (2) any takeover-related provisions of NEWCO's charter or bylaws.

          (N)  NO FURTHER ACTION.  NEWCO has taken all action
               -----------------
so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) or any other action or combination of actions, or any other transaction, contemplated by this Plan do not and will not
(1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of NEWCO or under any agreement to which NEWCO is a party, or (3) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

                ARTICLE V. COVENANTS

     Each of the Company and the Bank hereby covenants to NEWCO, and NEWCO hereby covenants to the Company and the Bank, that:

     5.1  BEST EFFORTS.  Subject to the terms and conditions
          ------------
of this Plan and, in the case of the Company and the Bank, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by March 31, 2000, and to otherwise enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end.

     5.2  THE PROXY.  In the case of the Company, it shall
          ---------
promptly prepare a proxy statement (the "Proxy Statement") to be mailed to the holders of the Company Common Stock in connection with the transactions contemplated by this Plan and to be filed with the SEC, which shall conform to all applicable legal requirements. The Company shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan, and the Company shall use its best efforts to solicit and obtain shareholder votes in favor of the transactions contemplated by this Plan and, subject to the exercise of their fiduciary duties, the Board of Directors of the Company shall recommend approval of such transactions to the Company's Shareholders.

     5.3  OFFERING DOCUMENT.  NEWCO and the Company will
          -----------------
jointly prepare an offering
document (the "Offering Document") to be sent to a group of identified investors who have made cash commitments to purchase stock in NEWCO and subsequently exchange the NEWCO stock for stock of the Company, in order to provide full and adequate disclosure of the business of NEWCO, the Company and/or the Continuing Corporation to such investors. It is expected that the NEWCO stock issuance will occur immediately prior to consummation of the Merger transaction.

     5.4  PRESS RELEASES.  The Company and the Bank will not,
          --------------
without the prior approval of NEWCO, and NEWCO will not, without the prior approval of the Company, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

     5.5  ACCESS; INFORMATION.
          -------------------

          (A) Upon reasonable notice, the Company and the Bank shall afford NEWCO and NEWCO shall afford the Company and NEWCO's and the Company's respective officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of their respective properties, books, contracts, commitments and records. During such period, the Company and the Bank shall furnish promptly to NEWCO and NEWCO shall furnish promptly to the Company (and cause their respective accountants and other agents to furnish promptly) (1) a copy of each material report, schedule and other document filed by the Company and its Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel as Company or NEWCO, respectively, may reasonably request, provided that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the Bank or NEWCO in this Plan or the conditions to the obligations of the Company and the Bank or NEWCO to consummate the transactions contemplated by this Plan; and

          (B)  The Company and NEWCO will not use any
information obtained pursuant to this Section 5.5 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by Company or NEWCO or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, Company and NEWCO will, upon request by the other, deliver to the other all documents so obtained by it or destroy such documents and, in the case of destruction, will certify such fact to the other.

     5.6  TERMINATION FEE.
          ---------------

          (A) Without the prior written consent of NEWCO, the Company shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except to the extent that the Board of Directors of the Company determines in its good faith judgment after receipt of advice in writing of counsel that such response is reasonably required in order to discharge its fiduciary duties, furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of its Subsidiaries or any merger or other business combination with the Company or any of its Subsidiaries other than as contemplated by this Plan; it shall instruct its and its Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify NEWCO immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of its Subsidiaries.

          (B) Subject to appropriate fiduciary standards, Company and Bank agree not to initiate, solicit, entertain or encourage acquisition proposals from any third party. To protect the proposed transaction from uninvited third parties and compensate NEWCO for expenses incurred in pursuing the transaction,

Company and Bank agree that, upon the occurrence of a Subsequent Triggering Event (as described in this section) that occurs prior to a Termination Event (as described in this section) and notwithstanding any other provision in this Agreement to the contrary, Company and Bank will pay to NEWCO liquidated damages in the amount of $250,000 upon the occurrence of a Subsequent Triggering Event that occurs prior to a Termination Event. For purposes of this section the following terms have the indicated meaning.

               (a) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                    (1)  Company or Bank shall have entered
into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than NEWCO or a subsidiary of NEWCO), or the Board of Directors of Company or Bank shall have recommended that the stockholders of Company approve or accept any Acquisition Transaction (other than that contemplated by this Agreement). The term "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving Company or Bank, (ii) a purchase, lease or other acquisition of all or any substantial part of the assets of Company or Bank or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange, tender offer or otherwise) of securities representing 25% or more of the voting power of Company or Bank. The term "person" for purposes of this paragraph shall have the meaning assigned thereto in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

                    (2)  Any person (other than NEWCO, a
subsidiary of NEWCO or any subsidiary acting under any employee benefit plan for NEWCO or any of its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of the Company Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                    (3)  Any person (other than NEWCO or a
subsidiary of NEWCO) shall have made a proposal (in writing or orally) to Company or Bank or any one or more of its shareholders owning twenty-five percent (25%) or more
(singularly or in the aggregate) of the outstanding shares of Company Common Stock that results in or is a part of an Acquisition Transaction;

                    (4)  After a proposal is made by any
person (other than NEWCO or a subsidiary of NEWCO) to Company or Bank or its stockholders to engage in an Acquisition Transaction, Company and Bank shall have breached any covenant or obligation contained in this Agreement and such breach would entitle NEWCO to terminate the Agreement; and such breach shall not have been cured within seven (7) days; or

                    (5)  Any person (other than the Company,
NEWCO or a subsidiary of NEWCO), shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

               (b) "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                    (1)  The acquisition by any person of
beneficial ownership of 25% or more of the then outstanding
Company Common Stock; or

                    (2)  The occurrence of the Initial
Triggering Event described in clause (1) of the definition of "Initial Triggering Event" of this paragraph.

               (c)  "Termination Event" shall mean each of
the following:

                    (1)  the Effective Date of the Merger;

                    (2)  termination of this Agreement in
accordance with the provisions hereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or

                    (3)  the passage of March 31, 2000 after
termination of this Agreement if such termination follows the occurrence of an Initial Triggering Event.

          Company and Bank shall notify NEWCO promptly in writing of the occurrence of any Initial Triggering Event and of any Subsequent Triggering Event.

     5.7  REGULATORY APPLICATIONS.  The parties to this Plan,
          -----------------------
as appropriate, shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger and acquisition of control of the Bank, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger and the new stock issuance by NEWCO.

     5.8  BLUE-SKY FILINGS.  The parties to this Plan, as
          ----------------
appropriate, shall use their best efforts to obtain, prior to the mailing of the Offering Document, any necessary state securities laws or "blue sky" permits and approvals, provided that neither NEWCO, the Company nor the Continuing Corporation shall be required by virtue thereof to submit to general jurisdiction in any state.

     5.9  [RESERVED]

     5.10 STATE TAKEOVER LAW.  The Company shall not take any
          ------------------
action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

     5.11 NO RIGHTS TRIGGERED.  Except for those consents of
          -------------------
Third Parties Previously Disclosed on Schedule 4.1(G), the Company shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of the Company or under any agreement to which the Company or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of NEWCO to exercise the rights granted under this Plan.

     5.12 INDEMNIFICATION.
          ---------------

          (A) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, a director, officer, or employee of the Company or the Bank (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

          (B) It is understood and agreed that the Continuing Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date):

               (1)  the Continuing Corporation shall pay
expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law,

               (2)  the Indemnified Parties may retain one
firm of counsel satisfactory to them, and the Continuing Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that in the event that the defendants in, or targets of, any such threatened or actual claim, action, suit, proceeding or investigation include more than one Indemnified Party, and any Indemnified Party shall have reasonably concluded based on the opinion of its own counsel, that there may be one or more legal defenses available to it or to another Indemnified Party which are in conflict with those available to the Continuing Corporation or any other Indemnified Party, then such Indemnified Party may employ separate counsel to represent or defend it or any other person entitled to indemnification and reimbursement hereunder with respect to any such claim, action, suit, proceeding or investigation in which it or such other person may become involved or is named as defendant and the Continuing Corporation shall pay the reasonable fees and disbursements of such counsel and

               (3)  the Continuing Corporation will use its
best efforts to assist in the vigorous defense of any such matter, provided that the Continuing Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further that the Continuing Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (C)  Any Indemnified Party wishing to claim
indemnification under this Paragraph upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Continuing Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Continuing Corporation under this Paragraph hereof except to the extent such failure to notify materially prejudices the Continuing Corporation. Notwithstanding the foregoing, no indemnification shall be provided the Indemnified Parties hereunder if:

               (1)  the claim, action, suit, proceeding or
investigation arises, in whole or in part, out of the willful misrepresentation contained in this Agreement or willful breach of covenants, representations, warranties or agreements contained in this Agreement by the Indemnified Parties or

               (2)  the Indemnified Party does not meet the
requirements of Section 48-18-502(a) of the TBCA, which compliance shall be interpreted in accordance with the provisions of Section 48-18-502(d) of the TBCA;

          (D)  The Parties agree that all rights to
indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's articles of incorporation or bylaws in effect as of the date hereof with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than three (3) years from the Effective Date, provided, however, that all rights to indemnification in respect of any claim (a "claim") asserted or made within such period shall continue until the final disposition of such Claim;

          (E) This Paragraph is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Continuing Corporation. In the event the Continuing Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Continuing Corporation assume the obligations set forth in this Paragraph.

     5.13 CURRENT INFORMATION.
          -------------------

          (A) During the period from the date of this Plan to the Effective Date, each of the Company and NEWCO shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

          (B) Each of the Company and NEWCO shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

     5.14 FINANCIAL COMMITMENT.  NEWCO shall use its best
          --------------------
efforts to insure the fulfillment of the cash commitments of certain investors to acquire stock of NEWCO and NEWCO shall use its best efforts to complete the financing pursuant to the commitment letter of First Tennessee National Association set forth in Schedule 4.2(I). The investor subscriptions are subject to the receipt of an appropriate Offering Document for shares of NEWCO and for the conversion of NEWCO shares into shares of the Continuing Corporation.

ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER

     6.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS.  The
          --------------------------------------
respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

          (A)  SHAREHOLDER VOTES.  This Plan shall have been
               -----------------
duly approved by the requisite votes of the Company
Shareholders.

          (B)  REGULATORY APPROVALS.  The Parties shall have
               --------------------
procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of NEWCO, would deprive the investors and the Continuing Corporation of the material economic or business benefits of the transactions contemplated by this Plan.

          (C)  NO INJUNCTION.  There shall not be in effect
               -------------
any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

          (D)  [RESERVED]

          (E)  [RESERVED]

          (F) NEWCO, on behalf of and for the benefit of the Continuing Corporation, shall have received financing from First Tennessee in substantially the same manner and on terms and conditions substantially similar to those set forth in the commitment letter included as Schedule 4.2(I).

     6.2  CONDITIONS TO OBLIGATIONS OF NEWCO. The obligations
          ----------------------------------
of NEWCO to consummate the transactions contemplated by this Plan also are subject to the written waiver by NEWCO or the fulfillment on or prior to the Effective Date of each of the following conditions:

          (A)  LEGAL OPINION.  NEWCO shall have received an
               -------------
opinion, dated the Effective Date, of Baker, Donelson, Bearman &
Caldwell, counsel for the Company and the Bank, in the form of Exhibit D.

          (B)  OFFICERS' CERTIFICATE.  (1) Each of the
               ---------------------
representations and warranties contained in this Plan of the Company and the Bank shall be true and correct in all material respects (except the representations and warranties in Section 4.1(C) and those representations and warranties that are qualified by reference to "Material Adverse Effect" or any other materiality caveat, which shall be true and correct in all respects) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of the Company and the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and NEWCO shall have received a certificate signed by an executive officer of the Company and the Bank dated the Effective Date, to such effect.

          (C)  ADVERSE CHANGE.  During the period from
               --------------
December 31, 1998 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the Company or the Bank, nor shall the Company or the Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and NEWCO shall have received a certificate dated the Effective Date signed by an executive officer of the Company and the Bank to such effect.

          (D)  CAPITAL.  The Company's Capital shall not be
               -------
less than $8.0 million on the Effective Date.

          (E)  ALLOWANCE FOR LOAN AND LEASE LOSSES.  As of
               -----------------------------------
the Effective Date, the Bank's allowance for possible loan and lease losses shall not be less than 1.25% of the Bank's total outstanding loans and leases and in all cases will be adequate to absorb the Bank's anticipated loan and lease losses.

          (F)  DIRECTOR'S AGREEMENTS.  NEWCO shall have
               ---------------------
received from the directors identified in Schedule 6.2(F) of Company and the Bank the Director's Agreement attached as Exhibit B.

     6.3  CONDITIONS TO OBLIGATIONS OF COMPANY AND THE BANK.
          -------------------------------------------------
The obligations of the Company and the Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by the Company and the Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

          (A)  LEGAL OPINION.  The Company and the Bank shall
               -------------
have received an opinion, dated the Effective Date, of Gerrish &
McCreary, P.C., special counsel for NEWCO, in the form of Exhibit F.

          (B)  OFFICER'S CERTIFICATE.  (1) Each of the
               ---------------------
representations and warranties of NEWCO contained in this Plan shall be true and correct in all material respects (except the representations and warranties in Section 4.2(C) and those representations and warranties that are qualified by reference to "Material Adverse Effect" or any other materiality caveat, which shall be true and correct in all respects) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of NEWCO to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and the Bank shall have received a certificate signed by an executive officer of NEWCO dated the Effective Date, to such effect.

          (C)  ADVERSE CHANGE.  During the period from the
               --------------
date of NEWCO's incorporation to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of NEWCO, nor shall NEWCO have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by an executive officer of NEWCO to such effect.

              ARTICLE VII. TERMINATION

     7.1  GROUNDS FOR TERMINATION.  This Plan may be
          -----------------------
terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

          (A)  MUTUAL CONSENT.  By the mutual consent of
               --------------
NEWCO and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

          (B)  BREACH.  By NEWCO or the Company, if its Board
               ------
of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (B) a material breach by the other party of any of the covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

          (C)  DELAY. By NEWCO or the Company, if its Board
               -----
of Directors so determines by vote of a majority of the members of the entire Board, in the event that the Merger is not consummated by March 31, 2000; provided, however, that a Party that is in material breach of any of the provisions of this Plan shall not be entitled to terminate the Plan pursuant to this
Section 7.1(C).

          (D)  NO SHAREHOLDER APPROVAL.  By the Company, in
               -----------------------
the event that the shareholder approvals contemplated by Section
6.1 is not obtained at the Meetings, including any adjournment or adjournments of the Meetings.

     7.2  CONSEQUENCES OF TERMINATION.
          ---------------------------

          (A)  GENERAL CONSEQUENCES.  Subject to Section 5.6
               --------------------
(Termination Fee) and Section 7.2(c), in the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

          (B)  OTHER CONSEQUENCES.  Notwithstanding anything
               ------------------
in this Plan to the contrary, no termination of this Plan will relieve any Party of any liability for breach of this Plan or for any misrepresentation under this Plan or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In any action or proceeding in connection with such breach or misrepresentation, the prevailing party will be entitled to reasonable attorney's fees and expenses.

          (C)  NEWCO TERMINATION FEE.  In the event NEWCO fails
               ---------------------
to fulfill its obligation to consummate the transactions contemplated by this Plan for any reason other than (i) termination of the Plan pursuant to Section 7.1 or (ii) failure of the fulfillment or written waiver of any of the conditions set forth in Sections 6.1 and 6.2, Newco shall pay a termination fee to the Company of $100,000. Such termination fee shall be due and payable fifteen (15) business days after the fulfillment or written waiver of each of the conditions set forth in Sections 6.1 and 6.2.

             ARTICLE VIII. OTHER MATTERS

     8.1  SURVIVAL.  Only those agreements and covenants in
          --------
the Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date. If the Merger is abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 5.5(B), 8.5 and 8.6 shall survive such abandonment and termination.

     8.2  WAIVER; AMENDMENT.  Prior to the Effective Date, any
          -----------------
provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of the Company, the consideration to be received by the shareholders of the Company for each share of Company Common Stock shall not thereby be altered.

     8.3  COUNTERPARTS.  This Plan may be executed in one or
          ------------
more counterparts, including facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

     8.4  GOVERNING LAW.  This Plan shall be governed by, and
          -------------
interpreted in accordance with, the laws of the State of Tennessee, except as federal law may be applicable.

     8.5  EXPENSES.  Each Party will bear all expenses
          --------
incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between the Company and NEWCO.

     8.6  CONFIDENTIALITY.  Except as otherwise provided in
          ---------------
Section 5.5(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.7  NOTICES.  All notices, requests and other
          -------
communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the Parties.

If to NEWCO to:                    Chris Holmes
                                   959 Lycomedes Cove
                                   Cordova, TN 38018
                                   901-523-3288

Copies to:                         Philip K. Smith
                                   Gerrish & McCreary, P.C.
                                   700 Colonial Road, Suite 200
                                   Memphis, TN  38117
                                   Telephone:  901/767-0900
                                   Telecopy:  901/684-2339


If to the Company or the Bank, to: Arba Taylor, Chairman
                                   19 Natchez Trace Drive
                                   Lexington, TN  38351-1837
                                   Telephone:  901/968-6624
                                   Telecopy:  901/968-7481

Copies to:                         Robert Walker
                                   Baker, Donelson, Bearman &
                                    Caldwell
                                   165 Madison Avenue, Suite2000
                                   Memphis, TN  38103
                                   Telephone:  901/526-2000
                                   Telecopy:  901/577-2303

     8.8  ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES.
          --------------------------------------------------
This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan, and supersedes any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

     8.9  HEADINGS.  The headings contained in this Plan are
          --------
for reference purposes only and are not part of this Plan.










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                             27

     IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


COMMUNITY NATIONAL BANCORP, INC.
"NEWCO"

By:/s/ Chris Holmes
   -----------------------------------
NAME:  CHRIS HOLMES
TITLE:  PRESIDENT


COMMUNITY NATIONAL CORPORATION

By:/s/ Arba Taylor
   -----------------------------------
NAME:  ARBA TAYLOR
TITLE:  CHAIRMAN


COMMUNITY NATIONAL BANK

BY:/s/ Arba Taylor
   -----------------------------------
NAME:  ARBA TAYLOR
TITLE:  CHAIRMAN










                             28